EXHIBIT 99.1
CONTACT:
John E. Shave
Vice President, Investor Relations and Corporate Communications
Safeguard Scientifics, Inc.
610.293.0600
SAFEGUARD SCIENTIFICS APPOINTS STEPHEN ZARRILLI SENIOR VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER
SVP and CFO Raymond J. Land Named CFO of Safeguard Partner Company, Clarient, Inc.
Wayne, PA, May 29, 2008 — Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage technology and life sciences companies, today announced that Raymond J. Land relinquished his position as Senior Vice President and Chief Financial Officer at Safeguard Scientifics to become Chief Financial Officer of Clarient, Inc. (Nasdaq: CLRT), a Safeguard partner company. Land will report to Clarient’s Chief Executive Officer, Ronald A. Andrews, Jr.
Stephen Zarrilli, Safeguard’s Acting CFO from December 2006 through June 2007, will assume the role of Senior Vice President and Chief Financial Officer of Safeguard. Zarrilli will report to President and Chief Executive Officer, Peter J. Boni.
Peter J. Boni, President and Chief Executive Officer of Safeguard, said, “As CFO of Clarient, Ray can leverage his extensive life sciences experience, including more than 15 years’ experience as a public company CFO in various related businesses, and more than 30 years experience in financial and general management positions. As Clarient is entering its next phase of growth, Ray has the background and skill sets to add significant value to their financial organization.”
Boni continued, “We are excited to have Steve return to our team in a permanent status as CFO. He is a proven executive with a broad set of skills that will serve Safeguard and our partner companies well going forward. Steve will enable us to execute a smooth transition and allow for us to continue providing Main Street and Wall Street with increased transparency into the value of our partner companies. Safeguard’s culture stimulates momentum from identifying and building value in high potential technology and life sciences companies in an entrepreneurial, highly professional atmosphere, ultimately driving greater value for our shareholders. Safeguard’s strong foundation is built upon the ability to provide both growth capital and strategic and operational guidance which translates into significant competitive advantages for our partner companies. Steve’s experience complements Safeguard’s rich history and ensures a strong, disciplined financial infrastructure which drives excellence and accountability.”
Mr. Zarrilli is a co-founder and will remain as non-executive Chairman of the Penn Valley Group, a middle-market management advisory and private equity firm. “The Penn Valley Group delivers a unique combination of financial, operational and organizational expertise to growth-oriented middle market enterprises, which blends well with Safeguard’s commitment to operational excellence. We look forward to identifying and collaborating on market opportunities with the Penn Valley Group, as both organizations build value for shareholders”, expressed Mr. Boni.

Prior to the creation of the Penn Valley Group, Mr. Zarrilli served as the Chief Financial Officer of Blue Bell, PA based Fiberlink Communications Corp., a leading provider of remote access VPN solutions for large enterprises. Mr. Zarrilli’s prior experience includes serving both as the Chief Financial Officer and then Chief Executive Officer of US Interactive, Inc. where he led the company’s initial and secondary public offerings. Mr. Zarrilli also served as Chief Executive Officer of Concellera Software, Inc., orchestrating the sale of its proprietary technology to Hewlett Packard, and spent over a decade with Deloitte & Touche, where he was responsible for developing an emerging business practice for the firm in Philadelphia. In addition to his current duties, Mr. Zarrilli is a Director and the Chairman of the Audit Committee of NutriSystem, Inc. (NASDAQ: NTRI).
In accordance with New York Stock Exchange rules, Safeguard also stated that it will issue to Mr. Zarrilli, on June 30, 2008, an inducement award consisting of options to purchase up to 1,500,000 shares of Safeguard common stock with an eight-year term and a per share exercise price equal to the average of the high and low prices of Safeguard common stock on the grant date. Of the shares underlying the option, 93,750 shares will vest on the first anniversary of the grant date, 281,250 shares will vest in 36 equal monthly installments thereafter and the remaining 1,125,000 shares will vest incrementally based upon the achievement of certain specified levels of improvement in Safeguard’s stock price. The stock options were approved by the Safeguard Board’s compensation committee without shareholder approval as an “employee inducement” award under the NYSE’s rules.
About Safeguard Scientifics
Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative technology and life sciences companies. Safeguard targets technology companies in Software as a Service (SaaS) / Internet-based Businesses, Technology-Enabled Services and Vertical Software Solutions, and life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices and Specialty Pharmaceuticals with capital requirements between $5 and $50 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com
Forward-Looking and Cautionary Statements
Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. Such forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute against stated strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.
###